Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Corbus Pharmaceuticals Holdings, Inc. on Form S-1 (No. 333-198563) to be filed on or about September 30, 2014 of our report dated July 2, 2014, except for the second paragraph of Note 14, for which the date is August 11, 2014, on our audits of the financial statements of JB Therapeutics, Inc. as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP
EisnerAmper LLP
Iselin, New Jersey

September 30, 2014